Exhibit 99.1

Contact:	David Trone
Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.20

•	Total quarterly revenues of $67.3 million, down 26% from prior year’s second quarter due to fewer large transaction completion fees

•	Total year to date revenues of $124.2 million, down 21% primarily due to reduced merger and acquisition revenue outside the U.S.

•	Compensation ratio for the quarter and year to date higher than our historic norm as a result of lower revenues

•	Recruited 3 Managing Directors for U.S. offices; year to date recruited 9 Managing Directors globally

NEW YORK, NEW YORK, July 27, 2017 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $67.3 million, net income allocated to common stockholders of $6.2 million and diluted earnings per share of $0.20 for the quarter ended June 30, 2017.

The Firm’s second quarter 2017 revenues compare to revenues of $90.5 million for the second quarter of 2016, which represents a decrease of $23.2 million, or 26%. For the second quarter of 2017, net income allocated to common stockholders compares to net income of $19.6 million for the same period in 2016, representing a decrease of $13.4 million, or 68%. Diluted earnings per share for the three months ended June 30, 2017 of $0.20 compares to $0.62 for the second quarter of 2016, representing a decrease of $0.42.

For the six months ended June 30, 2017, revenues of $124.2 million compare to $157.4 million for the comparable period in 2016, a decrease of $33.2 million, or 21%. For the first half of 2017, net income allocated to common stockholders of $5.5 million and diluted earnings per share of $0.17 compare to net income allocated to common stockholders of $24.0 million and diluted earnings per share of $0.75 for the same period in 2016.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“While our level of engagement with clients globally has remained high, and we have seen a meaningful increase in year to date revenue from U.S. clients, our pace of deal announcements globally has been slower than expected, resulting in reduced total revenue, higher cost ratios and lower profitability. Our results are, in part, a function of softness in the M&A market, where global deal volume is currently on pace to be down 12% compared to last year, even though last year itself was a relatively quiet year in which the global advisory fee pool declined slightly. A second contributing factor to our results is our historic mix of business, with a heavy international component, a focus on larger transactions and a smaller focus on restructuring than our closest peers. Firms more weighted toward the domestic market, smaller M&A transactions and restructuring have done better in the recent environment, though we remain confident that our strategy leads to strong profitability and cash flow over the course of cycles. Lastly, our results are a function of a transaction-oriented business where transaction timing is out of our control, such that last year we hugely outperformed our competitors with a 29% increase in advisory revenue, and this year we have essentially seen a reversal of part of that relative gain,” Robert F. Greenhill, Chairman, said.

“We have consistently noted that volatility of results is an inevitable feature of a transaction-oriented business, and therefore we focus on driving long term success. Our history as a public company shows significant gains in market share versus the largest players in the industry, high profit margins and strong cash flow that has resulted in $1.25 billion in dividends and share repurchases since our IPO. While many sectors, regions and businesses within our Firm had unusually soft results in the first half, our history clearly indicates far greater potential, which current client dialogues suggest will again become evident before the year is over. The fact that we have recruited 9 Managing Directors in the year to date, expanding our capabilities in multiple regions and sectors, provides a further source of optimism in regard to revenue, earnings and cash generated for shareholders next year and beyond,” Scott L. Bok, Chief Executive Officer, commented.

On a year to date basis as of June 30, 2017, the number of completed transactions globally decreased by 9% versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) also decreased by 9%. The number of announced transactions globally also decreased by 3% in year to date 2017 versus the same period in the prior year, while the volume of announced transactions decreased by 5%.1

[1]	Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of July 26, 2017.

Revenues

Revenues were $67.3 million in the second quarter of 2017 compared to $90.5 million in the second quarter of 2016, a decrease of $23.2 million, or 26%. The decrease principally resulted from a decline in the number and scale of transaction completion fees, particularly in markets outside the U.S.

For the six months ended June 30, 2017, revenues were $124.2 million compared to $157.4 million in 2016, a decrease of $33.2 million, or 21%. This decrease principally resulted from a decrease in the number and scale of merger and acquisition completion fees. Retainer fees increased over last year, and advisory revenues from U.S. clients were materially higher, but those factors were outweighed by substantially reduced revenues from European clients and continued weakness in other markets. Fund placement revenues were also lower than last year.

Completed assignments in the second quarter of 2017 included:

•	the acquisition by American Axle & Manufacturing Holdings, Inc. of Metaldyne Performance Group Inc.;

•	the representation of The British United Provident Association Limited (“BUPA”) in connection with the increase of its stake in Bupa Arabia for Cooperative Insurance Co.;

•	the acquisition by Emerson Electric Co. of Pentair plc’s Valves and Controls business;

•	the acquisition by GoDaddy Inc. of Host Europe Group Ltd.;

•	the representation of the Ad Hoc Group of Senior Secured Noteholders of Goodman Networks in connection with the company’s chapter 11 restructuring;

•	the representation of Inenco Group Pty Ltd on the sale of 35% of its share equity to Genuine Parts Company;

•	the spin-off by TEGNA Inc. of Cars.com; and

•	the acquisition by Vector Capital of a majority stake in Experian plc’s Cross-Channel Marketing business.

During the second quarter of 2017, our capital advisory group advised real estate fund general partners on three interim closings of primary capital commitments from institutional investors. Our secondary capital advisory group (formerly known as Greenhill Cogent) advised institutional investors on 26 closings of sales of limited partnership interests in secondary market transactions.

During the second quarter of 2017, Stephen E. Conner (most recently Managing Director at Perella Weinberg Partners) joined the Firm as a Managing Director focused on energy services, based in New York. In addition, during the second quarter we announced that George Mack (most recently Head of the Global Restructuring and Finance Group at Barclays Capital) will join the Firm as Co-Head of Financing Advisory & Restructuring, based in New York.

Also, since quarter end we announced that Michael J. Borgh (most recently Managing Director and Head of Applied and Communication Technology Investment Banking at J.P. Morgan) will join the Firm in our San Francisco office as a Managing Director focused on the technology sector, with a particular focus on companies in the enterprise and applied technologies area.

The Firm also announced the addition of Juan Bejar as a Senior Advisor. Mr. Bejar, who has held several senior executive positions in the construction, infrastructure and concessions sectors, will be based in our Madrid office and focus on expanding the Firm’s client relationships with major companies in Spain.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2017 were $57.7 million, which compared to $60.6 million of total operating expenses for the second quarter of 2016. The decrease in total operating expenses of $2.9 million, or 5%, resulted from a decrease in our compensation expenses, partially offset by an increase in non-compensation expenses, both as described in more detail below. The pre-tax profit margin for the three months ended June 30, 2017 was 14% as compared to 33% for the same period in 2016.

For the six months ended June 30, 2017, total operating expenses were $112.4 million, compared to $121.0 million of total operating expenses for the same period in 2016. The decrease of $8.6 million, or 7%, resulted principally from decreases in both our compensation and benefits expenses and non-compensation expenses, both as described in more detail below. The pre-tax profit margin for the six months ended June 30, 2017 was 9% as compared to 23% for the same period in 2016.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions, unaudited)
Employee compensation and benefits expenses	$38.8	$44.1	$82.9	$88.6
% of revenues	58%	49%	67%	56%
Non-compensation expenses	18.9	16.5	29.6	32.4
% of revenues	28%	18%	24%	21%
Total operating expenses	57.7	60.6	112.4	121.0
% of revenues	86%	67%	91%	77%
Total income before tax	9.6	29.9	11.8	36.3
Pre-tax profit margin	14%	33%	9%	23%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the second quarter of 2017 were $38.8 million, which reflected a 58% ratio of compensation to revenues. This amount compared to $44.1 million for the second quarter of 2016, which reflected a 49% ratio of compensation to revenues. The decrease of $5.3 million, or 12%, was principally attributable to a reduction in the amount of accrued year-end bonuses commensurate with the decline in revenues.

For the six months ended June 30, 2017, our employee compensation and benefits expenses were $82.9 million, which reflected a 67% ratio of compensation to revenues. This amount compared to $88.6 million for the same period in the prior year, which reflected a 56% ratio of compensation to revenues. The decrease of $5.7 million, or 6%, was principally attributable to a lower year-end bonus accrual related to lower year to date revenues.

The increases in the ratio of compensation to revenues for both the three and six month periods in 2017 as compared to the same periods in 2016 resulted from the effect of spreading slightly lower compensation costs over lower revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $18.9 million in the second quarter of 2017 compared to $16.5 million in the second quarter of 2016, representing an increase of $2.4 million, or 14%. The increase in non-compensation expenses principally resulted from the charge-off of an uncollectible account and related legal costs, foreign currency losses from the funding of our investment in Brazil and increased travel expenses related to business development, offset in part by an adjustment in the estimated fair value of the contingent Cogent earnout. Interest expense for the quarter, included within non-compensation expenses, was $0.8 million.

Non-compensation expenses as a percentage of revenues for the three months ended June 30, 2017 were 28% compared to 18% for the same period in 2016. The increase in non-compensation expenses as a percentage of revenues in the second quarter of 2017 as compared to the same period in 2016 principally resulted from the effect of spreading higher non-compensation costs over significantly lower revenues.

For the six months ended June 30, 2017, our non-compensation expenses were $29.6 million compared to $32.4 million for the same period in 2016, representing a decrease of $2.8 million, or 9%. The decrease in non-compensation expenses principally resulted from an adjustment in the estimated fair value of the contingent Cogent earnout, offset by the charge referred to above for an uncollectible account, an increase in travel costs, higher occupancy costs and foreign currency losses. Interest expense for the first half of 2017, included within non-compensation expense, was $1.6 million.

Non-compensation expenses as a percentage of revenues for the six months ended June 30, 2017 were 24% compared to 21% for the same period in the prior year. The increase in non-compensation expenses as a percentage of revenues in the first six months of 2017 as compared to the same period in 2016 principally resulted from the spreading of slightly lower non-compensation costs over lower revenues.

As we have previously discussed, the revenue generated by our secondary fund placement business for the first two year period ended March 31, 2017 was slightly less than required to achieve the Cogent earnout and receive additional consideration of $18.9 million in cash and the issuance of 334,048 shares of our common stock. Under the terms of the earnout arrangement there is a second opportunity for the business to achieve the earnout during the two year period ended March 31, 2019. As has been the case since we purchased Cogent, we remeasure the fair value of the contingent cash consideration quarterly based on a probability weighted present value that the revenue target may be achieved. Based on our remeasurement of the likelihood of achieving the remaining revenue target we recorded a benefit of $7.5 million during the first half of 2017. Without the benefit of the remeasurement of the Cogent earnout, our non-compensation expenses would have been $37.1 million for the first six months ended June 30, 2017 before adjusting for certain other non-recurring charges incurred during that period.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, costs associated with acquisitions, the amount of borrowings, interest rate and currency movements and other factors, such as the contingent earnout. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

For the second quarter of 2017, the provision for income taxes was $3.3 million, which reflected an effective tax rate of 35%. This compared to a provision for income taxes for the second quarter of 2016 of $10.2 million, which reflected an effective tax rate of 34%. The decrease in the provision for income taxes for the second quarter of 2017 as compared to the same period in the prior year was primarily attributable to lower pre-tax income and a higher effective tax rate due to the generation of a greater proportion of U.S. source earnings, which are generally taxed at a higher rate than foreign source earnings.

For the six months ended June 30, 2017, the provision for taxes was $6.3 million, which reflected an effective tax rate of 53%. This compared to a provision for taxes for the six months ended June 30, 2016 of $12.3 million, which reflected an effective tax rate of 34%. The decrease in the provision for income taxes for the six months ended June 30, 2017 as compared to the same period in 2016 principally resulted from lower pre-tax income, partially offset by a higher effective tax rate resulting from both the generation of a greater proportion of U.S source earnings and the impact of the new accounting requirement discussed below.

Effective in 2017, we were subject to a new accounting pronouncement which required us to record a charge or benefit in our provision for income taxes for the tax effect of the difference between the grant price value and market price value of the awards at the time of vesting of restricted stock awards. The pronouncement also required us to record an income tax benefit for the tax effect of dividend payments on restricted stock units. In prior periods, the tax effect of these differences was recorded as a charge or benefit to stockholders equity. For the six months ended June 30, 2017, we incurred a net charge of $1.5 million related to the new accounting requirements. Excluding this charge, the provision for income taxes for the first six months of 2017 would have been $4.7 million, reflecting a tax rate of 40%, which is significantly higher than our historical tax rate due to the expected generation of substantially all of our annual earnings from the U.S.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of June 30, 2017, we had cash and cash equivalents of $68.0 million and short-term revolving debt outstanding of $68.7 million. At quarter end we also had outstanding $11.3 million related to the term loan facility used to fund the acquisition of Cogent. The remaining amount outstanding under the term loan is scheduled to be repaid in two equal semi-annual installments, with the next installment due on October 31, 2017.

During the second quarter of 2017, we repurchased 8,565 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $25.25 per share, for a total cost of $0.2 million. For the six months ended June 30, 2017, the Firm has repurchased 432,121 restricted stock units from employees at the time of vesting to settle tax liabilities, at an average price of $29.46 per share, for a total cost of $12.7 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on September 27, 2017 to common stockholders of record on September 13, 2017.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, July 27, 2017, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, will review the Firm’s second quarter 2017 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 1780083. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10110786

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2016. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Advisory revenues	$67,038	$90,265	$123,738	$156,818
Investment revenues	231	220	460	532

Total revenues	67,269	90,485	124,198	157,350
Expenses
Employee compensation and benefits	38,843	44,110	82,893	88,616
Occupancy and equipment rental	5,290	4,879	9,998	9,550
Depreciation and amortization	760	791	1,546	1,639
Information services	2,222	2,140	4,634	4,510
Professional fees	2,001	1,749	3,611	3,258
Travel related expenses	3,494	2,958	6,214	5,774
Interest expense	789	802	1,608	1,548
Other operating expenses	4,294	3,191	1,944	6,132

Total expenses	57,693	60,620	112,448	121,027
Income before taxes	9,576	29,865	11,750	36,323
Provision for taxes	3,331	10,237	6,251	12,338

Net income allocated to common stockholders	$6,245	$19,628	$5,499	$23,985

Average shares outstanding:
Basic	31,933,830	31,712,959	32,151,409	31,898,939
Diluted	31,977,479	31,712,959	32,251,500	31,898,939
Earnings per share:
Basic	$0.20	$0.62	$0.17	$0.75
Diluted	$0.20	$0.62	$0.17	$0.75
Dividends declared and paid per share	$0.45	$0.45	$0.90	$0.90